EXHIBIT 21.1

MAVERICK MINERALS CORPORATION

LIST OF WHOLLY OWNED SUBSIDIARIES

Name of Subsidiary	Incorporation Jurisdiction	Percentage Owned
Eskota Energy Corporation	Texas	100%
Maverick Minerals Exploration Company	Delaware	100%